EXHIBIT 99.2

                                [GRAPHIC OMITTED]
                            MEASUREMENT SPECIALTIES


Contact:  Joseph R. Mallon, Jr., CEO
          973 808-1819

          Boutcher & Boutcher, Investor Relations
          Aimee Boutcher
          973 239-2878
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

     MEASUREMENT SPECIALTIES ANNOUNCES RESTRUCTURING PLAN, APPOINTS NEW CEO

     Fairfield, NJ, June 19, 2002 - Measurement Specialties, Inc. (AMEX: MSS) announced today that its Board of Directors has adopted a Restructuring Plan to address its financial difficulties, and has appointed Frank Guidone as Chief Executive Officer. Mr. Guidone is a principal of Corporate Revitalization Partners, LLC and has been serving as Chief Restructuring Officer for the Company since May 13, 2002. Joseph R. Mallon Jr. will continue as Chairman of the Board and participate actively in the management of the Company. Mort Topfer, who has been an active member of the Board since his appointment on December 24, 2001, will serve as Vice Chairman of the Board of Directors. Mr. Topfer also serves on the Board of Directors of Dell Computer Corporation and as Managing Director of Castletop Capital, a venture capital company which he founded.

     Reporting to Frank Guidone will be: Mark Cappiello, Vice President and General Manager of the Consumer Products Division, Vic Chatigny, Vice President and General Manager of the Sensors Division, Damon Germanton, President and General Manager of the Company's operations in Asia, and a Chief Financial Officer for whom a search is currently underway.

     To streamline the Company's operations, with the aim of returning to profitability as soon as possible, the Company is taking the following steps:

     Discontinuance of Schaevitz UK Operations: As previously disclosed, the Company has determined to discontinue its Schaevitz UK operations.

     Sale of Wafer Fab Operations: The Company has determined to pursue a sale of the assets of its Milpitas, California silicon wafer fab manufacturing operation, part of its IC Sensors Division. IC Sensors


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MEASUREMENT SPECIALTIES REPORTS/2


expects to outsource to the buyer of the operation the manufacturing of silicon based chips used in its products, but would continue to design, manufacture, and sell all of its current product lines. Consequently, revenues are not expected to be affected by this change.

     Sale of Terraillon: The Company will also sell Terraillon, a European based manufacturer of consumer kitchen and bathroom scales, acquired in August 2001. SSG Capital Advisors, located in Conshohocken, PA, has been retained as investment banker for the proposed sale.

     The Company plans to announce Fiscal Year 2002 results on or before July 15, 2002.

     Joseph R. Mallon Jr., Chairman, stated, "Frank is the right person for the CEO role during this time of focused restructuring. Significant progress has been accomplished since his firm was retained, I look forward to working closely together going forward."

     Frank Guidone, Chief Executive Officer, stated, "This is a solid restructuring plan designed to return the company to profitability, and to reduce debt to acceptable formula-based levels."



     Measurement Specialties is a designer and manufacturer of sensors, and sensor-based consumer products. Measurement Specialties produces a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. Measurement Specialties uses multiple advanced technologies, including piezoresistive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages to allow their sensors to operate precisely and cost effectively.

     This release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding expected revenues, expected sales of assets, estimated sales, expected outsourcing of operations, expected debt restructuring, success of measures to reduce debt, ability to consummate transactions currently contemplated or in negotiation and ability to return to profitability. Forward looking statements may be identified by such words or phases as "will likely result", "active negotiations", "currently contemplated", "are expected to", "designed to", "will continue", "will provide", "is anticipated", "estimated", "projected", "possible", "potential", "may", or similar expressions. The forward-looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, success of any reorganization, consummation of any contemplated sale of assets, conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in identifying, financing and integrating acquisition candidates; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company is involved in an announced active disposition program. Forward looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.


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